Exhibit 99.1

Keryx Biopharmaceuticals, Inc. Announces Appointment of Former U.S. Senator Wyche Fowler, Jr. to Board of Directors

Announces Resignation of Board Member Lindsay A. Rosenwald, M.D.

NEW YORK, November 8 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX - News) today announced the appointment of former Senator Wyche Fowler, Jr, to the Company's Board of Directors.

Senator Wyche Fowler, Jr. served for 16 years in the United States Congress representing the state of Georgia, including service in the U.S. Senate from 1987 to 1993 where he served as assistant floor leader, helping build a bipartisan consensus for major public policy issues. During his Senate service, Senator Fowler was a member of the Senate Appropriations, Budget, Energy and Agriculture Committees. First elected to the U.S. House of Representatives in 1977 and serving there until 1987, he was a member of the House Ways and Means and Foreign Affairs Committees, as well as the Select Committee on Intelligence. Following his service as a Senator, President Clinton appointed Senator Fowler as the U.S. Ambassador to the Kingdom of Saudi Arabia in 1996, a post he held through 2001.

Senator Fowler received his B.A. in English from Davidson College, a J.D. from Emory University and honorary degrees from Hofstra University, Davidson College and Morris Brown College. Prior to his election to Congress, he practiced law in Atlanta, Georgia for eight years. He is currently engaged in an international business and law practice and serves as Chairman of the Board of the Middle East Institute, a non-profit research foundation in Washington, D.C.

“We are very excited that Senator Fowler has agreed to join our Board of Directors," stated Michael S. Weiss, Chairman and Chief Executive Officer of Keryx. Weiss continued, "diabetes and cancer are highly politicized diseases and Senator Fowler's extensive legislative experience on healthcare issues will help us to better anticipate and prepare for future legislation and provide a unique and important new perspective to our Board.”

Additionally, the Company is also announcing that Lindsay A. Rosenwald, M.D. is stepping down from the Company’s Board of Directors to have more time to devote to his other professional and personal endeavors. Commenting on Dr. Rosenwald’s departure, Mr. Weiss stated, “we are grateful to Lindsay for his input and guidance as Keryx evolved from its early beginnings as a small start-up biotechnology company into a more mature late stage biopharmaceutical development company. His participation on our board will be missed and we wish him the very best.”

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex™, previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex™, an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end-stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

KERYX CONTACT:
Ron Renaud
Chief Financial Officer
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: rrenaud@keryx.com

Source: Keryx Biopharmaceuticals, Inc.